Exhibit 107
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
Johnson Controls International plc
Tyco Fire & Security Finance S.C.A.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee (1)(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	3.125% Senior Notes due 2033	Rule 457(r)	$527,350,000	99.406%	$524,217,541	$ 153.10 per million	$80,257.70

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					$524,217,541		$80,257.70

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$80,257.70
The prospectus supplement to which this Exhibit is attached is a final prospectus for the related offering. The maximum aggregate amount of the offering is $524,217,541
(1)
.

(1)
Amounts are based on a euro/U.S. dollar exchange rate of €1.00 = U.S. $1.0547, the noon buying rate in New York City on November 29, 2024 for cable transfers payable in euro, as announced by the U.S. Federal Reserve Board.

(2)
The registration fee is calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in the Registration Statement on Form
S-3
(File Nos.
333-269534
and
333-269534-01)
filed by Johnson Controls International plc and Tyco Fire & Security Finance S.C.A., in accordance with Rules 456(b) and 457(r) under the Securities Act.